EXHIBIT 99.1

        July 19, 2006

NORTHERN STATES FINANCIAL REPORTS
SECOND QUARTER NET INCOME INCREASE

Nonperforming Lease Pools Reduced by $5.2 Million

WAUKEGAN, IL, July 19, 2006 - Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, today reported that second quarter 2006 earnings were $.21 per share compared with $.14 per share for the same quarter last year, an increase of 55 percent. The second quarter 2006 earnings increased as there was a one time write-down of $1,067,000, taken during the second quarter of 2005, on other real estate owned to better reflect the market value of those properties.

Net interest income decreased $771,000 in the second quarter of 2006 as interest rates paid on deposits and borrowings continued to rise more quickly than rates earned on the Company’s loans and securities. Minimizing the decrease to net interest income during the quarter was the collection of $307,000 of interest paid on nonaccrual lease pools through a settlement between the Company and ACE/Illinois Union, who had insured a portion of the lease pools. These lease pools had been purchased from Commercial Money Center (CMC) in 2000 and 2001. As a result of the settlement between the Company and ACE/Illinois Union, the Company’s nonaccrual loans and leases were also reduced by $5.2 million.

Other factors contributing to the increase to second quarter 2006 earnings compared with the prior year period was that no provision to the allowance for loan and lease losses was recorded during the second quarter of 2006 as compared with $75,000 during the second quarter of 2005. Noninterest income increased $173,000 during the three months ended June 30, 2006 as service fees on deposits increased $37,000 and other operating income increased $144,000. Other operating income growth was due in part to the one-time receipt of life insurance proceeds of $71,000.

At June 30, 2006, the Company’s nonperforming assets totaled $20.4 million, decreasing $5.9 million from December 31, 2005. In addition to the $5.2 million reduction in nonaccrual loans and leases as a result of the settlement with ACE/Illinois Union during the second quarter of 2006, the Company sold a property carried as other real estate owned for $280,000. The

NSFC Press Release
July 19, 2006

Company also leased a building carried as other real estate owned in the amount of $1.1 million where the lessee has the option to purchase the property. The lessee is planning to put $1.0 million in improvements to the property and is expected to purchase it within the next twelve months.

The Company is carrying nonperforming lease pools purchased from CMC of $4.1 million at June 30, 2006 that are insured by RLI Insurance Company. The Company is continuing its efforts to collect on these leases from RLI Insurance Company through litigation. No assurance can be given as to the exact amounts that will ultimately be collected, if any, by the Company.

Assets of the Company were $692.4 million at June 30, 2006, decreasing $30.1 million from $722.5 million at December 31, 2005. Loans and leases decreased $6.5 million from December 31, 2005 due to paydowns of loans by borrowers and decreased loan demand. Investments in securities also declined $14.3 million as corporate deposits decreased. Deposits, at June 30, 2006, totaled $539.8 million as compared with $554.4 million at December 31, 2005.

For the six months ended June 30, 2006, net income was $1,455,000, or $.34 per share, compared with $1,612,000, or $.38 per share, for the first half of 2005.

On June 1, 2006 a cash dividend of $.30 per share was paid to stockholders, which was an increase of $.23 per share from the previous dividend paid December 1, 2005 of $.07 per share.

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank that is a successor to financial institutions dating back to 1919 with eight branches in Lake County, Illinois. The Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, uncertainty regarding the Company’s ability to ultimately recover on the surety bonds relating to the

NSFC Press Release
July 19, 2006

remaining equipment lease pools and other loans currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Quarter ended June 30,	2006	2005
Net Income	$912	$587
Basic Earnings Per Share	$0.21	$0.14
Return on Average Assets	.53%	.31%
Return on Average Equity	5.12%	3.26%
Efficiency Ratio	77.76%	86.07%
Yield on Interest Earning Assets	5.66%	4.95%
Cost of Interest Bearing Liabilities	3.47%	2.33%
Net Interest Spread	2.19%	2.62%
Net Yield on Interest Earning Assets	2.70%	2.94%

Six months ended June 30,	2006	2005
Net Income	$1,455	$1,612
Basic Earnings Per Share	$.34	$.38
Return on Average Assets	.41%	.43%
Return on Average Equity	4.09%	4.43%
Efficiency Ratio	82.06%	76.41%
Yield on Interest Earning Assets	5.42%	4.93%
Cost of Interest Bearing Liabilities	3.37%	2.15%
Net Interest Spread	2.05%	2.78%
Net Yield on Interest Earning Assets	2.55%	3.08%

NSFC Press Release
July 19, 2006

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

	June 30, 2006	Dec. 31, 2005
Total Assets	$692,449	$722,528
Loans and Leases	394,029	400,502
Total Deposits	539,795	554,449
Total Stockholders’ Equity	70,701	70,752
Nonperforming Loans and Leases	16,312	21,912
Nonperforming Loans and Leases to Loans and Leases	4.14%	5.47%
Restructured Loans	$10,422	$10,553
Impaired Loans	$25,859	$32,054
Book Value per Share	$16.51	$16.47
Number of Shares Outstanding	4,283,105	4,295,105

NORTHERN STATES FINANCIAL CORPORATION
DIVIDEND HISTORY

	June 1	December 1	Total

2001	$.48	$.52	$1.00
2002	.53	.53	1.06
2003	.54	.54	1.08
2004	.55	.55	1.10
2005	.55	.07	.62
2006	.30

For Additional Information, Contact:
Fred Abdula, Chairman of the Board, (847) 244-6000 Ext. 238
Websites: www.norstates.com
  www.nsfc.net

NSFC Press Release
July 19, 2006

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2006 and December 31, 2005
(In thousands of dollars) (Unaudited)
	June 30,	December 31,
Assets	2006	2005
Cash and due from banks	$19,075	$23,586
Interest bearing deposits in financial institutions - maturities less than 90 days	179	120
Federal funds sold	422	5,962
Total cash and cash equivalents	19,676	29,668
Securities available for sale	250,747	265,067
Loans and leases	394,029	400,502
Less: Allowance for loan and lease losses	(8,617)	(10,618)
Loans and leases, net	385,412	389,884
Federal Home Loan Bank stock	1,647	2,086
Office buildings and equipment, net	9,390	9,427
Other real estate owned	4,106	4,431
Goodwill	9,522	9,522
Core deposit intangible asset	2,087	2,318
Accrued interest receivable and other assets	9,862	10,125
Total assets	$692,449	$722,528
Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand - noninterest bearing	$58,616	$63,329
Interest bearing	481,179	491,120
Total deposits	539,795	554,449
Securities sold under repurchase agreements	49,376	73,093
Federal funds purchased	8,700	0
Federal Home Loan Bank advances	6,500	6,500
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	891	830
Accrued interest payable and other liabilities	6,486	6,904
Total liabilities	621,748	651,776
Stockholders' Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	65,692	65,526
Accumulated other comprehensive loss	(3,452)	(3,487)
Treasury stock, at cost	(4,912)	(4,660)
Total stockholders' equity	70,701	70,752
Total liabilities and stockholders' equity	$692,449	$722,528

NSFC Press Release
July 19, 2006

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and six months ended June 30, 2006 and 2005
(In thousands of dollars, except per share data) (Unaudited)
	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Interest income
Loans (including fee income)	$6,946	$6,369	$13,420	$12,872
Securities
Taxable	2,061	1,908	4,197	3,811
Exempt from federal income tax	56	77	114	160
Federal funds sold and other	78	301	161	394
Total interest income	9,141	8,655	17,892	17,237
Interest expense
Time deposits	2,982	2,482	5,814	4,499
Other deposits	1,024	630	2,002	1,169
Repurchase agreements and federal funds purchased	564	366	1,267	681
Federal Home Loan Bank advances	64	64	127	159
Subordinated debentures	165	0	320	0
Total interest expense	4,799	3,542	9,530	6,508
Net interest income	4,342	5,113	8,362	10,729
Provision for loan and lease losses	0	75	0	728
Net interest income after provision for loan and lease losses	4,342	5,038	8,362	10,001
Noninterest income
Service fees on deposits	639	602	1,224	1,156
Trust income	182	190	398	384
Loss on sale of securities available for sale	0	0	0	(169)
Other operating income	463	319	752	609
Total noninterest income	1,284	1,111	2,374	1,980
Noninterest expense
Salaries and employee benefits	2,223	2,222	4,479	4,472
Occupancy and equipment, net	558	525	1,174	1,033
Data processing	416	346	795	722
Legal	88	102	190	174
Audit and other professional	325	303	652	616
Amortization of core deposit intangible asset	115	116	231	232
Printing and supplies	99	75	239	168
Write-down of other real estate owned	0	1,067	0	1,067
Other operating expenses	551	601	1,050	1,227
Total noninterest expense	4,375	5,357	8,810	9,711
Income (loss) before income taxes	1,251	792	1,926	2,270
Income tax expense (benefit)	339	205	471	658
Net income	$912	$587	$1,455	$1,612

Earnings per share	$0.21	$0.14	$0.34	$0.38